Helen C. Adams
Joseph A. Cacciatore
Bret A. Dublinske
Rebecca Boyd Dublinske
Joan M. Fletcher
Howard O. Hagen
Jennifer L. Hodge
Paul E. Horvath
Jill R. Jensen-Welch
Jeffrey A. Krausman
F. Richard Lyford
Richard A. Malm
Arthur F. Owens
Mollie Pawlosky Bridget R. Penick David M. Repp Russell L. Samson Charles M. Schneider Philip E. Stoffregen Jon P. Sullivan Krista K. Tanner Kristi A. Traynor Paul R. Tyler John K. Vernon J. Marc Ward
Of Counsel:
Des Moines, Iowa
Janet G. Huston
John R. Mackaman

Washington, D.C.
Gene C. Lange*
Sean P. McMullen**
John W. Thomas***

* Licensed only in D.C.
** Licensed only in Virginia
*** Licensed only in D.C.
& Virginia
Washington, D.C. Office 1660 L Street N.W. Suite 506 Washington, D.C. 20036-5603 (202) 463-6330 Fax (202) 463-6328

May 3, 2006

North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, IA 50501-1237

        RE:     North Central Bancshares, Inc. 2006 Stock Option Plan

Dear Sirs:

We have acted as Iowa counsel for North Central Bancshares, Inc., an Iowa corporation (“Corporation”), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (“Registration Statement”) with respect to 125,000 shares of its common stock, par value $.01 per share (“Shares”), which may be issued pursuant to the North Central Bancshares, Inc. 2006 Stock Incentive Plan (“Plan”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Iowa.

We have examined originals or copies, certified or otherwise identified, of such corporate records as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction.

This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm’s name therein.

Very truly yours,

Dickinson, Mackaman, Tyler & Hagen, P.C.

By:	/s/ J. Marc Ward
J. Marc Ward